SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                Amendement No. 1
                         To Current Report on Form 8-K
                                       On
                                   FORM 8-K/A

                                 CURRENT REPORT

  Filed Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 15, 1999

                               TRISTAR CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                    0-13099                13-3129318
     (State or other              (Commission             (IRS Employer
     jurisdiction of              File Number)          Identification No.)
      incorporation
     or organization)

105 S. St. Mary's Street, Suite 1800, San Antonio, Texas                   78205
(Address of principal executive offices)                              (Zip Code)


(210) 402-2200
(Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

a.   Financial Statements of Fragrance Impressions Limited (Business Acquired):

     -Independent Auditor's Report
     -Audited Balance Sheet at December 31, 1998
     -Audited Statement of Operations for the twelve months ended December 31,
      1998
     -Audited Statement of Retained Earnings for the twelve months ended
      December 31, 1998
     -Audited Statement of Cash Flows for the twelve months ended December 31,
      1998
     -Notes to December 31, 1998 audited financial statements

     -Unaudited Balance Sheet at August 31, 1999
     -Unaudited Statement of Operations for the 8 months ended August 31, 1999 and 1998
     -Unaudited Statement of Cash Flows for the 8 months ended August 31, 1999 and 1998
     -Notes to August 31, 1999 unaudited financial statements


b. Unaudited Pro Forma Condensed Consolidated Financial Statements -- Tristar Corporation and Subsidiaries:

     -Proforma Condensed Consolidated Balance Sheet at August 28, 1999 -Proforma Condensed Consolidated Statement of Operations for the
      year ended August 28, 1999

c.   Consent of McGladrey & Pullen, LLP

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the under signed thereunto duly authorized.

                               TRISTAR CORPORATION


                               By     /s/ ROBERT M. VIOLA
                                      -------------------
                                      Robert M. Viola, Senior Executive
                                      Vice-President and Chief Financial Officer
Date:   April 18, 2000                (Principal Financial and Accounting
                                      Officer)

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Fragrance Impressions Limited
Bridgeport, Connecticut

We have audited the accompanying balance sheet of Fragrance Impressions Limited as of December 31, 1998, and the related statements of operations, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fragrance Impressions Limited as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                       /s/ McGLADREY & PULLEN, LLP


New Haven, Connecticut
February 12, 1999

                          FRAGRANCE IMPRESSIONS LIMITED
                                  BALANCE SHEET


                                                                    DECEMBER 31,
ASSETS (Notes 6 and 7)                                                  1998
                                                                     ----------
Current assets:
  Cash ..........................................................    $  121,324
  Accounts receivable, less allowance for doubtful accounts
    of $733,851 (Note 2) ........................................     4,036,152
  Inventories (Note 3) ..........................................     2,977,966
  Prepaid expenses and other current assets (Note 8) ............       190,927
                                                                     ----------
   Total current assets .........................................     7,326,369
                                                                     ----------
Property, plant and equipment, less accumulated depreciation
  of $1,104,385 (Note 5) ........................................       629,030
                                                                     ----------
Other assets:
  Security deposits .............................................         7,758
                                                                     ----------

Total assets ....................................................    $7,963,157
                                                                     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Note payable (Note 6) .........................................    $3,494,923
  Current maturities of long-term debt (Note 7) .................       610,220
  Accounts payable (Note 2) .....................................     1,437,406
  Accrued commissions (Note 8) ..................................       475,439
  Other accrued expenses ........................................       187,339
                                                                     ----------

    Total current liabilities ...................................     6,205,327

Long-term debt, less current portion (Note 7) ...................         5,625
                                                                     ----------

   Total liabilities ............................................     6,210,952
                                                                     ----------

COMMITMENTS (NOTES 4 AND 8)

Shareholders' equity:
  Common stock, $1 par value; authorized 20,000 shares;
     issued and outstanding 16,795 shares .......................        16,795
  Additional paid-in-capital ....................................       643,255
  Retained earnings .............................................     1,092,155
                                                                     ----------
     Total Shareholders' equity .................................     1,752,205
                                                                     ----------
Total liabilities and shareholders' equity ......................    $7,963,157
                                                                     ==========

See Notes to Financial Statements

                          FRAGRANCE IMPRESSIONS LIMITED
                             STATEMENT OF OPERATIONS


                                                                 12 MONTHS ENDED
                                                                   DECEMBER 31,
                                                                       1998
                                                                   ------------
Net sales (Note 2) ........................................        $ 10,574,469

Cost of Goods Sold (Note 2) ...............................           4,733,223
                                                                   ------------

     Gross profit .........................................           5,841,246

Selling, general and administrative expenses
  Selling .................................................           3,549,632
  General and administrative ..............................           2,070,414
                                                                   ------------

     Operating income .....................................             221,200

Interest expense ..........................................            (350,782)
                                                                   ------------

     Loss before State Income Taxes .......................            (129,582)

Provision for State Income Taxes ..........................              10,659
                                                                   ------------

     Net loss .............................................        $   (140,241)
                                                                   ============

See Notes to Financial Statements

                          FRAGRANCE IMPRESSIONS LIMITED
                         STATEMENT OF RETAINED EARNINGS

                                                                 12 MONTHS ENDED
                                                                   DECEMBER 31,
                                                                       1998
                                                                   -----------
Balance, beginning ..................................              $ 1,232,396

   Net loss .........................................                 (140,241)
                                                                   -----------

Balance, ending .....................................              $ 1,092,155
                                                                   ===========

See Notes to Financial Statements

                          FRAGRANCE IMPRESSIONS LIMITED
                             STATEMENT OF CASH FLOWS

                                                                     12 MONTHS ENDED
                                                                       DECEMBER 31,
                                                                           1998
                                                                     ---------------
Cash flows from operating activities
     Net loss ...................................................    $      (140,241)
     Adjustments to reconcile net loss to
       net cash provided by operating activities:
         Depreciation ...........................................            297,058
         Provision for doubtful accounts ........................             85,949
         Change in working capital components:
            Increase in accounts receivable .....................           (601,497)
            Decrease in inventories, net ........................          1,173,469
            Increase in prepaid expenses and other current assets            (17,273)
            Decrease in accounts payable and accrued expenses ...           (452,945)
                                                                     ---------------
         Net cash provided by operating activities ..............            344,520
                                                                     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Purchase of equipment and displays .........................           (307,581)
                                                                     ---------------
         Net cash used in investing activities ..................           (307,581)
                                                                     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Principle payments on note payable .........................         (8,617,289)
     Borrowings on note payable .................................          8,430,331
     Principal payments on long-term borrowings .................            (42,397)
     Repayment of capital lease obligations .....................             (2,838)
                                                                     ---------------
         Net cash used in financing activities ..................           (232,193)
                                                                     ---------------

NET DECREASE IN CASH ............................................           (195,254)

CASH:

     Beginning ..................................................            316,578
                                                                     ---------------
     Ending .....................................................    $       121,324
                                                                     ===============
Supplemental Disclosures of Cashflow Information
     Cash payments for:

         Interest ...............................................    $       320,431

         State taxes ............................................    $         7,100

See Notes to Financial Statements

                          FRAGRANCE IMPRESSIONS LIMITED
                      NOTES TO AUDITED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Fragrance Impressions Limited (the "Company"), a Connecticut Corporation is in the business of developing and distributing "Alternative" fragrances principally to chain drugstores located throughout the United States. Segment information is not presented since the Company's revenue is attributable to a single reportable segment.

A summary of the Company's significant accounting policies follows:

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Certain significant estimates include the allowance for doubtful accounts and reserve for obsolete inventory. These estimates are susceptible to change in the near term, and these changes could be significant.

REVENUE RECOGNITION

Revenue is recognized upon shipment of merchandise. Allowances are established for estimated returns based on historical trends. It is reasonably possible that those estimated returns may be increased significantly in the near term. As a result, revenue recognized may be reduced materially in the near term due to increased returns.

CASH

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash deposits.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market. Work in process and finished goods include all direct material cost and charges from outside suppliers for manufacturing.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed by both the straight-line method and accelerated methods over the following estimated useful lives of 3 to 7 years. Leasehold improvements are depreciated over the shorter of the term of the lease or their estimated useful lives.

ADVERTISING

All costs associated with advertising are expensed in the year incurred. Advertising expense included in selling expenses was approximately $1,800,000 for the year ended December 31, 1998.

INCOME TAXES

The Company, with the consent of its stockholders, has elected to be taxed under sections of federal income tax law (S Corporation Status), which provide that in lieu of corporation income taxes, all stockholders separately account for their pro-rata shares of the Company's items of income, deductions, losses and credits. The State of Connecticut currently taxes S Corporations. However, the S Corporation income subject to tax at the corporate level is currently being phased out, and by the year 2000, no S Corporation income will be taxed at the corporate level. Therefore, all income from the Company will be taxed at the stockholder level.

Deferred taxes for state income tax reporting purposes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 2.  CONCENTRATIONS OF CREDIT RISK

Sales to two large drugstore chains represented approximately 72% of sales during the year ended December 31, 1998. Accounts receivable due from these customers approximated $4,091,000 before reserves at December 31, 1998.

Purchases of services from one major vendor represented approximately 14% of cost of sales during the year ended December 31, 1998.

NOTE 3.   INVENTORIES

Inventories consist of the following components as of December 31, 1998:

        Finished Goods                                    $      1,595,045
        Work in process                                             26,954
        Raw materials                                            1,455,967
                                                                 ---------
                                                                 3,077,966
        Less reserve for obsolete inventory                       (100,000)
                                                                ----------
                                                          $      2,977,966
                                                                ==========

NOTE 4.   DEFINED CONTRIBUTION RETIREMENT PLAN

The Company has a defined contribution retirement (401K) plan covering employees who have completed six months of service and who are at least 21 years of age. Contributions to the plan are made from the Company's net profits or accumulated earnings, as defined, in amounts determined annually by the Board of Directors of the Company. There were no contributions to the plan for the year ended December 31, 1998.

NOTE 5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 1998:

        Vehicles, equipment and displays                  $      1,561,042
        Furniture and fixtures                                      92,214
        Leasehold improvements                                      80,159
                                                                ----------
                                                                 1,733,415
        Less accumulated depreciation                            1,104,385
                                                                 ---------
                                                          $        629,030
                                                                ==========

NOTE 6.  NOTE PAYABLE

During 1995, the Company entered into a revolving credit line agreement with Peoples Bank. The credit line was collateralized by substantially all assets and is personally guaranteed by the Chief Executive Officer and President of the Company. The agreement expired on June 30, 1998. Under the agreement, the Company was eligible to borrow up to the lesser of the

"maximum borrowing base" or $7,000,000. The maximum borrowing base consisted of certain eligible trade receivables, net of reserves plus the lesser of 40% of eligible inventory or $1,500,000. Interest was payable monthly at the Bank's prime lending rate plus 1%.

The Company received extensions of the expired line of credit agreement through October 31, 1998. The bank continued to advance funds to the Company according to the terms of the expired line of credit through February 1999. At December 31, 1998, the Company was not in compliance with a financial convenant with respect to this line of credit.

During February 1999, the Company entered into a revolving line of credit with People's Bank (the Company's existing lender). The line of credit is collateralized by substantially all assets of the Company and is personally guaranteed by the Chief Executive Officer and President of the Company. The agreement is for a term which expires on March 31, 1999 with an automatic one year renewal through March 31, 2000. Under the agreement, the Company can borrow up to the lesser of the "maximum borrowing base" or $5,000,000, plus a "permitted overadvance" amount which begins at $693,000 and is subsequently reduced (in various stages) to $98,250 by January 1, 2000. The maximum borrowing base consists of certain eligible trade receivable, net of reserves plus the lesser of 40% of eligible inventory or $1,250,000. Interest on the line of credit is payable monthly at the bank's prime lending rate plus 1%. Interest on the permitted overadvance is payable monthly at the bank's prime lending rate plus 2%. The Company has agreed, among other things, not to incur additional debt aggregating more than $50,000 in any one year. The Company also has restrictions on the disposal of assets, annual increases in shareholder compensation and the payment of dividends.

NOTE 7.  LONG-TERM DEBT

Long-term debt consists of the following as of December 31, 1998:

       Unsecured note payable to an individual, interest at 10%,
       due in monthly installments of $25,363 including interest
       through June 1, 1998, which increased to $47,572 including interest through December 1, 1998 with the outstanding
       principal balance plus interest payable in ten equal monthly installments thereafter, subordinate to revolving credit
       line agreement. As of December 31, 1998 the Company is in
       default with respect to this note as it has not made the
       scheduled payments since February 1998. According to the
       terms of the note, the interest rate of 18% applies while
       the Company is in default                                        $598,970

       Note payable to bank, due in monthly installments of $938
         including interest at 8.5% through May 10, 2000, secured by
         substantially all assets of the Company                          16,875
                                                                         -------
                                                                         615,845
       Less current maturities                                           610,220
                                                                         -------
                                                                         $ 5,625
                                                                         =======

Aggregate maturities required on long-term debt as of December 31, 1998 are due in future years as follows:

         1999                                $      610,220
         2000                                         5,625
                                             --------------
                                             $      615,845
                                             ==============

NOTE 8.  RELATED PARTY TRANSACTIONS AND LEASES

STOCKHOLDER ADVANCES

Advances due from a stockholder totaling approximately $66,000 at December 31, 1998 are included in other current assets. These advances bear interest at 10% per annum.

DUE FROM AFFILIATE

Unsecured, non-interest bearing advances due from a company related by common control and ownership were approximately $35,000 at December 31, 1998 and were included in other current assets.

COMMISSIONS

During the year ended December 31, 1998, the Company paid approximately $343,000 in sales commissions to an agent who is also a stockholder. These commissions are included in selling expenses. Included in accrued commissions at December 31, 1998 is approximately $442,000 due to this stockholder.

LEASES AND RENT EXPENSE

The Company leases certain office and warehouse space for $3,500 per month from Knowlton Street Properties which is solely owned by a stockholder of the Company. The lease expires in July 1999. Rent expense under this lease during the years ended December 31, 1998 amounted to approximately $42,000 and is included in general and administrative expenses.

The Company has certain equipment and warehouse space from unrelated parties under operating leases. Rent expense included in general and administrative expenses for the year ended December 31, 1998 related to these operating leases approximated $61,000.

Future minimum payments by year and in the aggregate, due under significant noncancelable operating leases with initial or remaining terms of one year or more, approximated the following at December 31, 1998:

                             1999                  $47,500
                             2000                   12,500
                                                   --------
                                                   $60,000
                                                   ========

                          FRAGRANCE IMPRESSIONS LIMITED
                            BALANCE SHEET (UNAUDITED)

                                                                    AUGUST 31,
                                                                       1999
                                  ASSETS                           -----------
                                                                   (UNAUDITED)
Current assets:
  Cash ...........................................................  $   244,000
  Accounts receivable, less allowance for doubtful accounts
     of $189,000 .................................................    3,089,000
  Accounts receivable - related parties - net ....................      126,000
  Inventories ....................................................    3,618,000
  Prepaid expenses ...............................................       19,000
  Other current assets ...........................................        8,000
                                                                    -----------

    Total current assets .........................................    7,104,000
                                                                    -----------

Property, plant and equipment, less accumulated depreciation
  of $1,183,000 ..................................................      506,000
                                                                    -----------

Total assets .....................................................  $ 7,610,000
                                                                    ===========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Revolving credit agreement borrowings ..........................  $ 2,770,000
  Accounts payable--trade ........................................    2,010,000
  Accounts payable--related parties - net ........................       85,000
  Accrued interest expense-subordinated debt .....................       76,000
  Other accrued expenses .........................................    2,125,000
  Current portion of long-term obligations .......................      608,000
                                                                    -----------

    Total current liabilities ....................................    7,674,000
                                                                    -----------

Total liabilities .................................................   7,674,000
                                                                    -----------

Shareholders' equity (deficit):
  Common stock, $1 par value; authorized 20,000 shares;
     issued and outstanding 16,795 shares ........................       17,000
  Additional paid-in-capital .....................................      643,000
  Retained Earnings ..............................................     (724,000)
                                                                    -----------

    Total shareholders' equity ...................................      (64,000)
                                                                    -----------

Total liabilities and shareholders' equity .......................  $ 7,610,000
                                                                    ===========

See Notes to Financial Statements

                          FRAGRANCE IMPRESSIONS LIMITED
                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                                8 MONTHS ENDED   8 MONTHS ENDED
                                                  AUGUST 31,       AUGUST 31,
                                                     1999             1998
                                                  -----------     -----------

Net sales ....................................    $ 4,968,000     $ 6,489,000

Cost of sales ................................      3,492,000       3,424,000
                                                  -----------     -----------
Gross profit .................................      1,476,000       3,065,000

Selling, general and administrative expenses .      3,018,000       3,022,000
                                                  -----------     -----------

Income (loss) from operations ................     (1,542,000)         43,000

Other income (expense):
    Interest expense .........................       (177,000)       (238,000)
    Other expense ............................        (16,000)           --
                                                  -----------     -----------

Loss before provision for income taxes .......     (1,735,000)       (195,000)

Provision for income taxes ...................           --              --
                                                  -----------     -----------

Net loss .....................................    $(1,735,000)    $  (195,000)
                                                  ===========     ===========

See Notes to Financial Statements

                          FRAGRANCE IMPRESSIONS LIMITED
                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                    8 MONTHS ENDED   8 MONTHS ENDED
                                                       AUGUST 31,      AUGUST 31,
                                                          1999            1998
                                                      -----------     -----------
Cash flows from operating activities
     Net loss ....................................    $(1,735,000)       (195,000)
     Adjustments to reconcile net loss to
       net cash used in operating activities:
         Depreciation ............................        191,000         182,000
         Loss on disposal of equipment ...........         16,000            --
         Provision for inventory allowances ......           --           156,000
         Changes in working capital components:
            (Increase) decrease in:
            Accounts receivable ..................        949,000         935,000
            Accounts receivable other ............        (24,000)         16,000
            Inventories ..........................       (638,000)        613,000
            Prepaid expenses .....................         60,000           3,000
            Security deposits ....................          7,000            --
         Increase (decrease) in:
            Accounts payable .....................        817,000        (585,000)
            Accrued Expenses - sub debt ..........         39,000          29,000
            Accrued Expenses .....................      1,343,000         230,000
                                                      -----------     -----------
         Net cash provided by operating activities      1,025,000       1,384,000
                                                      -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

     Purchase of property and equipment ..........        (85,000)       (290,000)
                                                      -----------     -----------
         Net cash used in investing activities ...        (85,000)       (290,000)
                                                      -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Net borrowings on revolving credit agreements       (724,000)     (1,052,000)
     Principal payments on short-term borrowings .         (2,000)       (145,000)
     Principal payments on long-term borrowings ..         (6,000)         92,000
     Distribution to Stockholders ................        (85,000)        (85,000)
                                                      -----------     -----------
         Net cash used in financing activities ...       (817,000)     (1,190,000)
                                                      -----------     -----------
NET INCREASE (DECREASE) IN CASH ..................        123,000         (96,000)
CASH:

     Beginning ...................................        121,000         316,000
                                                      -----------     -----------
     Ending ......................................    $   244,000         220,000
                                                      ===========     ===========

See Notes to Financial Statements

                          FRAGRANCE IMPRESSIONS LIMITED
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                 AUGUST 31, 1999

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Fragrance Impressions Limited (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statement presentation.

NOTE 2.  NATURE OF BUSINESS

The Company, a Connecticut Corporation is in the business of developing and distributing "Alternative" fragrances principally to chain drugstores located throughout the United States.

NOTE 3.  CONCENTRATIONS OF CREDIT RISK

Sales to two large drugstore chains represented approximately 68% of sales during the year ended August 31, 1999. Accounts receivable due from these customers approximated $2,331,000 before reserves at August 31, 1999.

NOTE 4.   INVENTORIES

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method) or market. Work in process and finished goods include all direct material cost and charges from outside suppliers for manufacturing.

Inventories consist of the following components at August 31, 1999:

        Finished Goods                                    $      1,976,000
        Work in process                                             16,000
        Raw materials                                            1,726,000

        Less reserve for obsolete inventory                       (100,000)
                                                                 ----------
                                                          $      3,618,000
                                                                 ==========

NOTE 5.  REVOLVING CREDIT AGREEMENT BORROWINGS            $      2,770,000
                                                                 =========

During February 1999, the Company entered into a revolving line of credit with People's Bank (the Company's existing lender). The line of credit is collateralized by substantially all assets of the Company and is personally guaranteed by the Chief Executive Officer and President of the Company. The agreement is for a term which expires on March 31, 1999 with an automatic one year renewal through March 31, 2000. Under the agreement, the Company can borrow up to the lesser of the "maximum borrowing base" or $5,000,000, plus a "permitted overadvance" amount which begins at $693,000 and is subsequently reduced (in various stages) to $98,250 by January 1, 2000. The maximum borrowing base consists of certain eligible trade receivable, net of reserves plus the lesser of 40% of eligible inventory or $1,250,000. Interest on the line of credit is payable monthly at the bank's prime lending rate plus 1%. Interest on the permitted overadvance is payable monthly at the bank's prime lending rate plus 2%. The Company has agreed, among other things, not to incur additional debt aggregating more than $50,000 in any one year. The Company also has restrictions on the disposal of assets, annual increases in shareholder compensation and the payment of dividends.

NOTE 6.  OTHER ACCRUED LIABILITIES

Other accrued liabilities consist of the following at August 31, 1999:

                                    Sales Returns and Allowances      $1,267,000
                                    Sales commissions                    525,000
                                    Co-Op Advertising                    220,000
                                    All Other                            113,000
                                                                       ---------
                                                                      $2,125,000
                                                                       =========
NOTE 7.  CURRENT PORTION OF LONG-TERM DEBT

Current portion of Long-term debt consists of the following as of August 31, 1999:

        Note payable to bank, due in monthly installments of $938
         including interest at 8.5% through May 10, 2000, secured
         by substantially all assets of the Company.                  $    9,000

        Unsecured note payable to an individual, interest
          at 10%, due in Monthly installments of $25,363
          including interest through June 1, 1998, which
          increased to $47,572 including interest through
          December 1, 1998 with the outstanding priciple
          balance plus interest payable in ten equal
          monthly installments thereafter, subordinate
          to revolving credit line agreement.
                                                                         599,000
                                                                      ----------

                                                                      $  608,000
                                                                      ==========

                      TRISTAR CORPORATION AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

On November 15, 1999, Tristar Corporation (The "Company"), and its newly formed wholly owned subsidiary, Tristar USA, Inc. ("Tristar USA"), entered into an acquisition agreement dated effective November 1, 1999 to acquire Fragrance Impressions Limited, a Connecticut Corporation ("FIL"). FIL, headquartered in Bridgeport, Connecticut, markets and distributes designer alternative fragrances, cosmetics and bath and body products.

Under the terms of the acquisition agreement, FIL was merged into Tristar USA which purchased all of the issued and outstanding common stock of FIL for $350,000 in cash, $3,050,000 in promissory notes ("Notes"), and options to purchase up to 100,000 shares of the Company's common stock at $5.82 per share which were valued at approximately $307,000 utilizing the Black Scholes Method.

Effective October 14, 1999, the Company completed a second private placement whereby it sold an additional 21,667 shares of Series C Preferred Stock to a private investor for $60 per share. A portion of the proceeds from this private placement were used to finance the FIL acquisition. Accordingly, the proceeds of this private placement were integral to the acquisition of FIL. Each share of Series C Preferred Stock is convertible into 11.0345 common shares at a conversion price of $5.44 per share. On October 14, 1999, the date of the issuance of 21,667 shares of the Series C Preferred Stock, the closing bid price of the Company's common stock as reported by NASDAQ was $6.00. The Series C Preferred Stock conversion ratio was based on $5.44 conversion price resulting in a beneficial conversion feature of $133,887. In addition, in connection with the Series C Preferred Stock issuance the Company issued warrants to purchase an aggregate of 60,000 shares of common stock at $4.75 per share. The common stock warrants issued to the holders of the Series C Preferred Stock were valued at approximately $185,000 utilizing the Black Scholes Method. Additionally, the Company incurred costs of $53,000 in connection with the Series C Preferred Stock issuance. The beneficial conversion, the value of common stock warrants and the issuance costs have been accounted for as a beneficial conversion feature to the preferred shareholders and thus have been charged directly to accumulated deficit and have been reflected as a reduction in net income applicable to common stock.

The consideration paid by Tristar USA was arrived at through negotiations between the Company, Tristar USA, and FIL and was based on a variety of issues, including without limitation, earnings and revenue, the value of goodwill and the nature of alternative designer fragrance, cosmetic and bath and body industry.

The acquisition of FIL has been treated as a purchase acquisition for accounting purposes. Accordingly, net assets acquired have been adjusted to fair value as appropriate. The excess of the purchase price over the related fair value of net assets acquired of approximately $5.3 million has been recorded as goodwill to be amortized over 20 years.

The unaudited pro forma consolidated statements are provided to demonstrate the effect of the acquisition of Tristar USA on the consolidated balance sheet at August 28, 1999 and the results of operations of Tristar Corporation ("Tristar") as of August 28, 1999. The unaudited pro forma balance sheet assumes the purchase acquisition transaction occurred at August 28, 1999, the latest balance sheet date. The unaudited pro forma Statement of Operations assumes the acquisition occurred at the beginning of the most recent period presented (ie. September 1, 1998).

Accordingly, all adjustments necessary to record this transaction have been reflected.

                      TRISTAR CORPORATION AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AT AUGUST 28, 1999

                                                                      TRISTAR       TRISTAR, USA         PROFORMA
                              ASSETS                                CORPORATION        (FIL)            ADJUSTMENTS         TOTAL
                                                                    ------------    ------------        ------------   ------------
Current assets:
  Cash                                                              $     90,000         244,000       (d)     --      $    334,000
  Accounts receivable, less allowance for doubtful accounts           13,519,000       3,089,000               --        16,608,000
  Accounts receivable - related parties - net                          4,118,000         126,000               --         4,244,000
  Inventories                                                          9,531,000       3,618,000       (a) (545,000)     12,604,000
  Other current assets                                                    72,000          27,000               --            99,000
                                                                    ------------    ------------       ------------    ------------

    Total current assets                                              27,330,000       7,104,000           (545,000)     33,889,000
                                                                    ------------    ------------       ------------    ------------

Property, plant and equipment, less accumulated depreciation           8,364,000         506,000               --         8,870,000
                                                                    ------------    ------------       ------------    ------------

Other assets:
  Goodwill                                                                  --              -         (b) 5,256,000       5,256,000
  Other assets                                                           435,000            -         (c)   203,000         638,000
                                                                    ------------    ------------       ------------    ------------
    Total other assets                                                   435,000            --            5,459,000       5,894,000
                                                                    ------------    ------------       ------------    ------------

Total assets                                                        $ 36,129,000       7,610,000          4,914,000    $ 48,653,000
                                                                    ============    ============       ============    ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Revolving credit agreement borrowings                             $  8,926,000       2,770,000       (m) (697,000)   $ 10,999,000
  Accounts payable--trade                                              7,055,000       2,010,000               --         9,065,000
  Accounts payable--related party                                      3,516,000          85,000       (e) (400,000)      3,201,000
  Accrued interest expense-subordinated debt                           1,731,000          76,000               --         1,807,000
  Other accrued expenses                                               1,997,000       2,125,000       (f)  492,000       4,614,000
  Current portion of capital lease obligations                           132,000            --                 --           132,000
  Current portion of long-term obligations                             1,283,000         608,000       (g)  654,000       2,545,000
                                                                    ------------    ------------       ------------    ------------

    Total current liabilities                                         24,640,000       7,674,000             49,000      32,363,000

Long-term debt, less current portion                                   2,738,000            --         (h)3,153,000       5,891,000
Obligations under capital leases, less current portion                    20,000            --                 --            20,000
Subordinated long term debt - related parties                               --              --                 --              --
                                                                    ------------    ------------       ------------    ------------

   Total liabilities                                                  27,398,000       7,674,000          3,202,000      38,274,000
                                                                    ------------    ------------       ------------    ------------

Commitments and contingencies

Shareholders' equity (deficit):
  Preferred stock, $.05 par value; authorized 1,000,000 shares;
    Series A, 537,142 shares issued and outstanding                    3,760,000            --                 --         3,760,000
    Series B, 120,690 shares issued and outstanding                    4,511,000            --                 --         4,511,000
    Series C, 100,000 shares issued and outstanding                    4,699,000            --         (i)1,434,000       6,133,000
  Common stock                                                           168,000          17,000       (j)  (17,000)        168,000
  Additional paid-in-capital                                          12,841,000         643,000       (k)  (57,000)     13,427,000
  Related party receivables                                           (2,365,000)           --                 --        (2,365,000)
  Accumulated deficit                                                (14,883,000)       (724,000)      (l)  352,000     (15,255,000)
                                                                    ------------    ------------       ------------    ------------

    Total shareholders' equity                                         8,731,000         (64,000)         1,712,000      10,379,000
                                                                    ------------    ------------       ------------    ------------

Total liabilities and shareholders' equity                          $ 36,129,000       7,610,000          4,914,000    $ 48,653,000
                                                                    ============    ============       ============    ============


See Notes to Financial Statements

                      TRISTAR CORPORATION AND SUBSIDIARIES
             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 AUGUST 28, 1999

a)      Represents additional estimated provision for potentially obsolete and      $   (545,000)
        slow moving inventory in conformity with Tristar Corporation's policy of liquidating slow moving inventory faster than Tristar USA ("FIL").

b)      Represents the excess of the purchase price over the related fair           $  5,256,000
        value of net assets acquired relative to the Tristar USA, (FIL)
        acquisition.

c)      Represents the following items:

        - Warrants issued to consultant in connection with Tristar USA,             $    94,000
          (FIL) acquisition which were valued using the Black Scholes Method.

        - Deferred bank and legal costs associated with Tristar USA,                    109,000
          (FIL) acquisition.                                                      -------------

                                                                                    $   203,000
                                                                                  =============
d)      Represents the following items:

        - Proceeds received from the sale of 21,667 shares of Series C              $ 1,300,000
          Preferred Stock at $60.00 per share and related issuance of warrants to purchase 60,000 shares of Tristar common stock. Each share of Series C Preferred Stock is convertible into ll.0345 common shares at a conversion price of $5.44 per share. On October 14, 1999, the date of issuance of the 21,667 shares of Series C Preferred stock, the closing price of the Company's common stock as reported by NASDAQ was
          $6.00. The Series C Preferred Stock conversion ratio was based on a
          $5.44 conversion price resulting in a beneficial conversion feature of
          $133,887. Also, in connection with this private placement, the Company issued warrants to purchase an aggregate of 60,000 shares of common stock at $4.75 per share. These warrants were valued using the Black
          Scholes Method at $185,000. Additionally, the Company incurred costs of $53,000 in connection with the Series C Preferred Stock issuance.
          The beneficial conversion, the value of the common stock warrants and the related issuance costs have been accounted for as a beneficial conversion to preferred shareholders and thus have been charged to accumulated deficit and have been reflected as a reduction in net income applicable to common stock.

        - Cash disbursed at closing of Tristar USA, (FIL) acquisition to selling       (597,000)
          shareholders, key employees for change in control and consultant.
        - Miscellaneous Expenses incurred for bank charges and interest
          relative to Tristar USA, (FIL) acquisition.                                    (6,000)
        - Paydown of revolving credit agreement borrowings                             (697,000)
                                                                                   -------------
                                                                                    $         0
                                                                                   =============


e)      Represents reclassification of consultant short-term commission             $  (400,000)
        liability refinanced in connection with the acquisition to long-term notes payable relative to Tristar USA, (FIL) acquisition.

f)      Represents the following items:

        - Costs incurred in connection with the FIL acquisition, primarily              487,000
          legal and accounting.

        - Other miscellaneous costs associated with Tristar, USA (FIL)
          acquisition and costs associated with Preferred Series C issuance.              5,000
                                                                                   -------------

                                                                                    $   492,000
                                                                                   =============


g)      Represents current portion of long-term debt relative to Tristar            $   654,000
        USA, (FIL) acquisition to selling shareholders, key employees for change in control, consultant, creditor and other parties:

        - Selling shareholders                      $     729,000
        - Key employees for change in control             137,000
        - Consultant                                      116,000
        - Creditor reclass to long term note             (449,000)
        - Other parties - net                             121,000
                                                   --------------
                                                    $     654,000
                                                   ==============

h)      Represents long-term debt relative to Tristar USA, (FIL)                    $ 3,153,000
        acquisition to selling shareholders, key employees for change in control, consultant, creditor and other parties:

        - Selling shareholders                      $   2,186,000
        - Key employees for change in control             274,000
        - Consultant                                      233,000
        - Creditor reclass from current                   449,000
        - Other - net                                      11,000
                                                   ---------------
                                                    $   3,153,000
                                                   ===============

i)      Represents the following items:

        - Issuance of Series C Preferred Stock and related warrants (See            $    1,300,000
          aforementioned footnote d. for further discussion).

        - Beneficial conversion feature associated with issuance of Series C               134,000
          Preferred Stock and related warrants (See aforementioned footnote d.      --------------
          for further discussion).                                                  $    1,434,000
                                                                                    ==============


j)      Represents elimination of historical common stock of Tristar USA,           $      (17,000)
        (FIL) at August 28, 1999.

k)      Represents the following:

        - Elimination of historical additional paid in capital of Tristar USA,      $     (643,000)
          (FIL) at August 28, 1999.

        - Record options to selling shareholders to purchase up to 100,000                 307,000
          shares of the Company's common stock at $5.82 per share (valued utilizing the Black Scholes method).

        - Record warrants issued to consultant to purchase up to 20,000                     94,000
          shares of the Company's common stock @ $5.82 per share (valued utilizing the Black Scholes method) in connection with Tristar USA,
          (FIL) acquisition.

        - Record common stock warrants issued in connection with the                       185,000
          issuance of Series C Preferred Stock (valued utilizing the Black
          method). See aforementioned footnote d. for further discussion.           --------------
                                                                                    $      (57,000)
                                                                                    ==============

l)      Represents the following items:

        - Elimination of historical accumulated deficit of Tristar USA, (FIL)       $      724,000
          at August 28, 1999.

        - Common stock warrants issued in connection with the Series C                    (185,000)
          Preferred Stock issuance valued under Black Scholes (See
          aforementioned footnote d. for further discussion).

        - Beneficial conversion feature relative to Series C Preferred Stock              (134,000)
          issuance (See aforementioned footnote d. for further discussion).

        - Issuance cost relative to Series C Preferred Stock issuance (See
          aforementioned footnote d. for further discussion).                              (53,000)
                                                                                    --------------
                                                                                    $      352,000
                                                                                    ==============
m)      Paydown of revolving credit agreement borrowings with a portion             $     (697,000)
        of proceeds from the sale of Series C Preferred Stock and related issuance of warrants.

                      TRISTAR CORPORATION AND SUBSIDIARIES
        UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                           YEAR ENDED AUGUST 28, 1999

                                                        TRISTAR      TRISTAR, USA         PROFORMA
                                                      CORPORATION        (FIL)           ADJUSTMENTS        TOTAL
                                                     ------------    ------------       ------------    ------------

Net sales                                            $ 55,994,000       9,053,000               --      $ 65,047,000

Cost of sales                                          39,163,000       5,501,000               --        44,664,000
                                                     ------------    ------------       ------------    ------------

Gross profit                                           16,831,000       3,552,000               --        20,383,000

Selling, general and administrative expenses           14,959,000       4,916,000       (a)  282,000      20,157,000
                                                     ------------    ------------       ------------    ------------

Income from operations                                  1,872,000      (1,364,000)          (282,000)        226,000

Other income (expense):
    Interest expense                                   (1,246,000)       (290,000)      (b) (277,000)     (1,813,000)
    Other expense                                        (197,000)        (16,000)      (c)  (34,000)       (247,000)
                                                     ------------    ------------       ------------    ------------
Income (loss) before provision for income taxes           429,000      (1,670,000)          (593,000)     (1,834,000)

Provision for income taxes                                  7,000          11,000               --            18,000
                                                     ------------    ------------       ------------    ------------

Net income (loss)                                         422,000      (1,681,000)          (593,000)     (1,852,000)
                                                     ------------    ------------       ------------    ------------

Less:
    Preferred stock dividends                            (797,000)           --         (d) (104,000)       (901,000)
    Beneficial conversion feature                        (681,000)           --         (e) (372,000)     (1,053,000)
                                                     ------------    ------------       ------------    ------------
Net income (loss) applicable to common stock           (1,056,000)     (1,681,000)        (1,069,000)     (3,806,000)
                                                     ============    ============       ============    ============

Earnings per common share:

    Basic                                            $      (0.06)                                      $      (0.23)
                                                     ============    ============       ============    ============

    Diluted                                          $      (0.06)                                      $      (0.23)
                                                     ============    ============       ============    ============

See Notes to Financial Statements

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                              AS OF AUGUST 28, 1999
a)      - Represents amortization expense relative to the excess of the purchase    $      263,000
          price over the related fair value of net assets acquired (ie.
          Goodwill) associated with the Tristar USA, (FIL) acquisition. The recorded goodwill amount of approximately $5.3 million is to be amortized over 20 years.

        - Represents amortization of warrants issued to a consultant valued at              19,000
          $94,200 under Black Scholes Method in connection with the acquisition     --------------
          of Tristar USA, (FIL)
                                                                                    $      282,000
                                                                                    ==============
b)      Represents the following items:

        - Interest expense on short-term and long-term notes payable established    $     (241,000)
          in connection with the Tristar USA, (FIL) acquisition relative to selling shareholders, key employees for change in control, consultant, creditor and other parties.

        - Amortization of deferred GMACC bank and legal costs incurred as a                (36,000)
          result of the Tristar USA, (FIL) acquisition.                             --------------
                                                                                    $     (277,000)
                                                                                    ==============

c)      Amortization of discounts on short-term and long-term notes payable.        $      (34,000)


d)      Represents Preferred Stock dividends relative to the October 14, 1999       $     (104,000)
        second private placement in which Tristar (The "Company") issued 21,667 shares of Series C Preferred Stock to a private investor for $60.00 per share. The holders of the Series C Preferred Stock are entitled to receive a cumulative cash dividend of $4.80 per share annually.


e)      Represents the following items:

        - Beneficial conversion feature associated with the issuance of Series      $     (134,000)
          C Preferred Stock and related warrants.

        - In connection with the second private placement of Series C Preferred           (185,000)
          Stock, the Company issued warrants to purchase up to 60,000 shares of common stock at $4.75 (valued utilizing the Black Scholes method).

        - Series C Preferred Stock issuance costs incurred.                                (53,000)
                                                                                    --------------
                                                                                    $     (372,000)
                                                                                    ==============

                        CONSENT OF INDEPENDENT AUDITOR'S

We hereby consent to the use in Amendment No. 1 to Form 8K of Tristar Corporation of our report, dated February 12, 1999, relating to the financial statements of Fragrance Impressions Limited.

                                                McGladrey & Pullen, LLP

                                                /s/ MCGLADREY & PULLEN, LLP

New Haven, Connecticut
April 18, 2000